Exhibit 99.1

NEWS RELEASE

TimkenSteel Announces Second-Quarter 2016 Results

●	Net sales of $223.1 million increased 2.4 percent sequentially.

●	Net loss of $10.5 million or minus 24 cents per share driven by weak commodity markets.

●	Generated EBITDA of $4.0 million.

●	$27.9 million of cash from operating activities generated in the period.

●	$86.3 million of convertible notes issued.

CANTON, Ohio: July 27, 2016 —TimkenSteel (NYSE: TMST, timkensteel.com), a leader in customized alloy steel products and services, today reported second-quarter net sales of $223.1 million and a net loss of $10.5 million or minus 24 cents per share. This compares with a net loss of $24.3 million or minus 54 cents per share in the same quarter last year.

EBITDA for the quarter was $4.0 million, a sequential improvement of $5.6 million and in line with second-quarter expectations.

“We saw signs of stabilizing scrap and commodity markets in the second quarter. Our shipments increased and we realized the benefit of raw material spread. We strengthened our liquidity position in the quarter by issuing $86 million of convertible notes. We also continued to effectively manage working capital, which contributed to $21 million in free cash flow,” said Tim Timken, chairman, CEO and president. “The third quarter likely will show seasonality in the automotive markets, so we remain focused on operating efficiently and managing costs. At the same time, innovation and customer collaboration continue to be priorities and, as a result, we continue to win new business.”

SECOND-QUARTER 2016 FINANCIAL SUMMARY

Second-quarter net sales decreased $55.1 million or 19.8 percent year over year and increased $5.2 million or 2.4 percent sequentially.

●	Ship tons were approximately 190,000, a decrease of 10.5 percent over the second quarter of 2015, but an increase of 1.9 percent sequentially.

TimkenSteel Corporation

1835 Dueber Ave. S.W., GNE-14, Canton, OH 44706

Media Contact: Joe Milicia P 330.471.7760 news@timkensteel.com	Investor Contact: Tina Beskid P 330.471.5621 ir@timkensteel.com

●	U.S. rig count is about 50 percent lower compared with the second quarter of 2015, resulting in decreased demand for energy and related industrial products.

●	The sequential increase in net sales was driven by surcharge revenue, improved industrial markets through the distribution channel and continued strength in automotive.

●	Surcharge revenue of $23.2 million decreased 39.6 percent from the prior-year quarter as a result of lower volumes and a lower No. 1 Busheling Index relative to the prior year.

●	Compared with first-quarter 2016, surcharge revenue increased 49.7 percent, primarily due to the increase in the No. 1 Busheling Index.

EBIT was a loss of $14.5 million, compared with EBIT loss of $37.9 million for the same period a year ago and an EBIT loss of $20.3 million for the first-quarter 2016.

●	Year over year, second-quarter EBIT improved due to the favorable timing impact related to raw material spread and realization of cost reduction actions, partially offset by unfavorable volume, price and mix impacts from weak end markets.

●	Sequentially, EBIT was favorable primarily due to the positive impact from the timing of raw material spread from stabilizing scrap prices.

●	Melt utilization was 45 percent for the quarter, compared with 47 percent in second-quarter 2015, and 47 percent in first-quarter 2016.

OUTLOOK

Third-Quarter 2016 Revenue

●	Shipments are expected to be approximately 5 percent lower than second-quarter 2016.

o	Automotive demand should be lower due to seasonal impacts, but remains strong.

o	Continued pressure on oil and gas shipments is expected due to low levels of energy exploration and production spend.

o	Industrial demand is expected to remain low but stable, similar to second quarter.

●	Imports and weak market dynamics are expected to continue to pressure pricing.

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Third-Quarter 2016 Net Loss

●	Net loss is projected to be between $20 million and $13 million.

●	EBITDA is projected to be between a loss of $10 million and breakeven.

●	Seasonal manufacturing maintenance costs are expected to be about $5 million.

●	Melt utilization is expected to be similar to second quarter.

●	Raw material spread is expected to be flat versus second quarter.

Other Guidance

●	2016 capital spending is projected to be $45 million.

The company will host a conference call at 9 a.m. EDT on Thursday, July 28, 2016, to discuss its financial performance with investors and analysts. The financial results and second-quarter 2016 earnings supporting information are available on our website at investors.timkensteel.com.

Conference Call Thursday, July 28, 2016 9 a.m. EDT	Toll-free dial-in: 877-201-0168 International dial-in: 647-788-4901 Conference ID: 42004464

Conference Call Replay Available through Aug. 11, 2016	Dial-in: 855-859-2056 or 404-537-3406 Replay passcode: 42004464
Live Webcast	investors.timkensteel.com

About TimkenSteel Corporation

TimkenSteel (NYSE:TMST, timkensteel.com) creates tailored steel products and services for demanding applications, helping customers push the bounds of what’s possible within their industries. The company reaches around the world in its customers’ products and leads North America in large alloy steel bars (up to 16 inches in diameter) and seamless mechanical tubing made of its special bar quality (SBQ) steel, as well as supply chain and steel services. TimkenSteel makes all of its steel in the United States and operates warehouses and sales offices in four other countries. The company posted sales of $1.1 billion in 2015 and was named Steel Producer of the Year by American Metal Market. Follow us on Twitter @TimkenSteel and on Instagram.

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NON-GAAP FINANCIAL MEASURES

TimkenSteel reports its financial results in accordance with accounting principles generally accepted in the United States (“GAAP”) and corresponding metrics as non-GAAP financial measures. EBIT is defined as net earnings (loss) before interest expense and income taxes and EBITDA is defined as net earnings (loss) before interest expense, income taxes, depreciation and amortization. EBIT and EBITDA are important financial measures used in the management of the business, including decisions concerning the allocation of resources and assessment of performance. Management believes that reporting EBIT and EBITDA is useful to investors as these measures are representative of the company’s performance. It also is a useful reflection of the underlying growth from the ongoing activities of the business and provides improved comparability of results.

See the attached schedules for supplemental financial data and corresponding reconciliations of the non-GAAP financial measures referred to above to the most comparable GAAP financial measures. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, TimkenSteel’s results prepared in accordance with GAAP. In addition, the non-GAAP measures TimkenSteel uses may differ from non-GAAP measures used by other companies, and other companies may not define the non-GAAP measures TimkenSteel uses in the same way.

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This news release includes “forward-looking” statements within the meaning of the federal securities laws. You can generally identify the company’s forward-looking statements by words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “outlook,” “intend,” “may,” “plan,” “possible,” “potential,” “predict,” “project,” “seek,” “target,” “should” or “would” or other similar words, phrases or expressions that convey the uncertainty of future events or outcomes. The company cautions readers that actual results may differ materially from those expressed or implied in forward-looking statements made by or on behalf of the company due to a variety of factors, such as: the company’s ability to realize the expected benefits of its spinoff from The Timken Company; the costs associated with being an independent public company, which may be higher than anticipated; deterioration in world economic conditions, or in economic conditions in any of the geographic regions in which the company conducts business, including additional adverse effects from global economic slowdown, terrorism or hostilities,

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including political risks associated with the potential instability of governments and legal systems in countries in which the company or its customers conduct business, and changes in currency valuations; the effects of fluctuations in customer demand on sales, product mix and prices in the industries in which the company operates, including the ability of the company to respond to rapid changes in customer demand, the effects of customer bankruptcies or liquidations, the impact of changes in industrial business cycles, and whether conditions of fair trade exist in U.S. markets; competitive factors, including changes in market penetration, increasing price competition by existing or new foreign and domestic competitors, the introduction of new products by existing and new competitors, and new technology that may impact the way the company’s products are sold or distributed; changes in operating costs, including the effect of changes in the company’s manufacturing processes, changes in costs associated with varying levels of operations and manufacturing capacity, availability of raw materials and energy, the company’s ability to mitigate the impact of fluctuations in raw materials and energy costs and the effectiveness of its surcharge mechanism, changes in the expected costs associated with product warranty claims, changes resulting from inventory management, cost reduction initiatives and different levels of customer demands, the effects of unplanned work stoppages, and changes in the cost of labor and benefits; the success of the company’s operating plans, announced programs, initiatives and capital investments (including the jumbo bloom vertical caster and advanced quench-and-temper facility), the ability to integrate acquired companies, the ability of acquired companies to achieve satisfactory operating results, including results being accretive to earnings, and the company’s ability to maintain appropriate relations with unions that represent its employees in certain locations in order to avoid disruptions of business; and the availability of financing and interest rates, which affect the company’s cost of funds and/or ability to raise capital, the company’s pension obligations and investment performance, and/or customer demand and the ability of customers to obtain financing to purchase the company’s products or equipment that contain its products, and the amount of any dividend declared by the company’s board of directors on its common shares.

Additional risks relating to the company’s business, the industries in which the company operates or the company’s common shares may be described from time to time in the company’s filings with the SEC. All of these risk factors are difficult to predict, are subject to material uncertainties that may affect actual results and may be beyond the company’s control.

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Readers are cautioned that it is not possible to predict or identify all of the risks, uncertainties and other factors that may affect future results and that the above list should not be considered to be a complete list. Except as required by the federal securities laws, the company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

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CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in millions, except per share data) (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Net sales	$223.1	$278.2	$441.0	$666.9
Cost of products sold	212.9	284.3	427.4	631.4
Gross Profit (Loss)	10.2	(6.1)	13.6	35.5
Selling, general & administrative expenses (SG&A)	23.7	29.7	46.6	58.8
Impairment and restructuring charges	0.3	1.6	0.3	2.0
Other expense, net	0.7	0.5	1.5	1.4
Earnings (Loss) Before Interest and Taxes (EBIT) (1)	(14.5)	(37.9)	(34.8)	(26.7)

Interest expense	2.1	1.0	4.1	1.1
Loss Before Income Taxes	(16.6)	(38.9)	(38.9)	(27.8)
Benefit for income taxes	(6.1)	(14.6)	(14.8)	(10.4)
Net Loss	($10.5)	($24.3)	($24.1)	($17.4)

Net Loss per Common Share:
Basic loss per share	($0.24)	($0.54)	($0.55)	($0.39)
Diluted loss per share	($0.24)	($0.54)	($0.55)	($0.39)

Weighted average shares outstanding	44,220,496	44,779,016	44,212,796	44,776,190
Weighted average shares outstanding - assuming dilution	44,220,496	44,779,016	44,212,796	44,776,190

(1) EBIT is defined as net earnings (loss) before interest expense and income taxes. EBIT is an important financial measure used in the management of the business, including decisions concerning the allocation of resources and assessment of performance. Management believes that reporting EBIT is useful to investors as this measure is representative of the Company’s performance.

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CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in millions) (Unaudited)	June 30, 2016	December 31, 2015
ASSETS
Cash and cash equivalents	$37.2	$42.4
Accounts receivable, net of allowances	97.4	80.9
Inventories, net	157.4	173.9
Deferred charges and prepaid expenses	1.7	11.4
Other current assets	6.9	9.2
Total Current Assets	300.6	317.8
Property, Plant and Equipment, net	750.0	769.3
Pension assets	24.1	20.0
Intangible assets, net	27.3	30.6
Other non-current assets	5.4	4.1
Total Other Assets	56.8	54.7
Total Assets	$1,107.4	$1,141.8

LIABILITIES
Accounts payable, trade	$72.6	$49.5
Salaries, wages and benefits	16.5	21.4
Accrued pension and postretirement costs	3.2	3.2
Other current liabilities	18.2	30.1
Total Current Liabilities	110.5	104.2
Convertible notes, net	65.1	—
Other long-term debt	80.2	200.2
Accrued pension and postretirement costs	130.1	114.1
Deferred income taxes	25.2	26.9
Other non-current liabilities	12.4	10.0
Total Non-Current Liabilities	313.0	351.2
SHAREHOLDERS’ EQUITY
Additional paid-in capital	1,071.6	1,058.2
Retained deficit	(85.8)	(61.7)
Treasury shares	(45.1)	(46.3)
Accumulated other comprehensive loss	(256.8)	(263.8)
Total Shareholders’ Equity	683.9	686.4
Total Liabilities and Shareholders’ Equity	$1,107.4	$1,141.8

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CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS	Three Months Ended June 30,		Six Months Ended June 30,
(Dollars in millions) (Unaudited)	2016	2015	2016	2015
CASH PROVIDED (USED)
Operating Activities
Net loss	($10.5)	($24.3)	($24.1)	($17.4)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	18.5	19.1	37.2	36.7
Amortization related to long-term financing	0.8	0.1	0.8	0.2
Impairment charges	—	—	—	0.4
Loss on sale or disposal of assets	0.3	—	1.1	0.2
Deferred income taxes	(6.4)	(15.6)	(15.1)	(12.0)
Stock-based compensation expense	1.5	2.8	3.0	4.8
Pension and postretirement expense	7.6	6.5	14.2	15.1
Pension and postretirement contributions and payments	(1.4)	(3.1)	(3.3)	(8.3)
Reimbursement from postretirement plan assets	—	—	13.3	—
Changes in operating assets and liabilities:				—
Accounts receivable, net of allowances	(2.4)	51.4	(16.5)	51.8
Inventories, net	3.5	47.7	16.5	64.3
Accounts payable, trade	16.5	(35.0)	23.1	(58.4)
Other accrued expenses	(3.2)	(0.1)	(13.9)	(31.4)
Deferred charges and prepaid expenses	2.7	(1.9)	9.7	17.8
Other, net	0.4	—	2.0	(1.6)
Net Cash Provided by Operating Activities	27.9	47.6	48.0	62.2
Investing Activities
Capital expenditures	(6.7)	(16.7)	(15.2)	(34.6)
Proceeds from disposals of property, plant and equipment	—	0.1	—	0.3
Net Cash Used by Investing Activities	(6.7)	(16.6)	(15.2)	(34.3)
Financing Activities
Cash dividends paid to shareholders	—	(6.2)	—	(12.5)
Purchase of treasury shares	—	(0.3)	—	(5.0)
Proceeds from exercise of stock options	—	0.2	—	1.3
Credit agreement repayments	(105.0)	(20.0)	(120.0)	(40.0)
Credit agreement borrowings	—	—	—	30.0
Issuance costs related to credit agreement	(0.2)	—	(1.7)	—
Proceeds from issuance of convertible notes	86.3	—	86.3	—
Issuance costs related to convertible notes	(2.6)	—	(2.6)	—
Net transfers to Timken and affiliates	—	—	—	(0.5)
Net Cash Used by Financing Activities	(21.5)	(26.3)	(38.0)	(26.7)
Effect of exchange rate changes on cash	—	—	—	—
(Decrease) Increase In Cash and Cash Equivalents	(0.3)	4.7	(5.2)	1.2
Cash and cash equivalents at beginning of period	37.5	31.0	42.4	34.5
Cash and Cash Equivalents at End of Period	$37.2	$35.7	$37.2	$35.7

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Reconciliation of Earnings (Loss) Before Interest and Taxes (EBIT) (1) and Earnings (Loss) Before Interest, Taxes, Depreciation and Amortization (EBITDA) (2) to GAAP Net Loss:

This reconciliation is provided as additional relevant information about the Company’s performance. Management believes EBIT and EBITDA are representative of the Company’s performance and therefore useful to investors. Management also believes that it is appropriate to compare GAAP net loss to EBIT and EBITDA.

(Dollars in millions) (Unaudited)
	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Net loss	($10.5)	($24.3)	($24.1)	($17.4)

Benefit for income taxes	(6.1)	(14.6)	(14.8)	(10.4)
Interest expense	2.1	1.0	4.1	1.1
Earnings (Loss) Before Interest and Taxes (EBIT) (1)	($14.5)	($37.9)	($34.8)	($26.7)
EBIT Margin (1)	(6.5)%	(13.6)%	(7.9)%	(4.0)%

Depreciation and amortization	18.5	19.1	37.2	36.7
Earnings (Loss) Before Interest, Taxes, Depreciation and Amortization (EBITDA) (2)	$4.0	($18.8)	$2.4	$10.0
EBITDA Margin (2)	1.8%	(6.8)%	0.5%	1.5%

(1) EBIT is defined as net earnings (loss) before interest expense and income taxes. EBIT Margin is EBIT as a percentage of net sales. EBIT and EBIT Margin are important financial measures used in the management of the business, including decisions concerning the allocation of resources and assessment of performance. Management believes that reporting EBIT and EBIT Margin is useful to investors as these measures are representative of the Company’s performance.

(2) EBITDA is defined as net earnings (loss) before interest expense, income taxes, depreciation and amortization. EBITDA Margin is EBITDA as a percentage of net sales. EBITDA and EBITDA Margin are important financial measures used in the management of the business, including decisions concerning the allocation of resources and assessment of performance. Management believes that reporting EBITDA and EBITDA Margin is useful to investors as these measures are representative of the Company’s performance.

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Reconciliation of Total Debt to Net Debt and the Ratio of Total Debt and Net Debt to Capital:

This reconciliation is provided as additional relevant information about the Company’s financial position. Capital, used for the ratio of total debt to capital and net debt to capital, is defined as total debt plus total equity. Management believes net debt is an important measure of the Company’s financial position due to the amount of cash and cash equivalents.

(Dollars in millions) (Unaudited)
	June 30, 2016	December 31, 2015
Convertible notes, net	$65.1	$—
Other long-term debt	80.2	200.2
Total long-term financing	145.3	200.2
Less: Cash and cash equivalents	37.2	42.4
Net Debt	$108.1	$157.8
Total Equity	$683.9	$686.4
Ratio of Total Debt to Capital	17.5%	22.6%
Ratio of Net Debt to Capital	13.0%	17.8%

Reconciliation of Free Cash Flow to GAAP Net Cash Provided by Operating Activities:

Management believes that free cash flow is useful to investors because it is a meaningful indicator of cash generated from operating activities available for the execution of its business strategy.

(Dollars in millions) (Unaudited)
	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Net Cash Provided by Operating Activities	$27.9	$47.6	$48.0	$62.2
Less: Capital expenditures	(6.7)	(16.7)	(15.2)	(34.6)
Free Cash Flow	$21.2	$30.9	$32.8	$27.6

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Reconciliation of Earnings (Loss) Before Interest, Taxes, Depreciation and Amortization (EBITDA) (3) to GAAP Net Loss:

This reconciliation is provided as additional relevant information about the Company’s third quarter guidance. Management believes EBITDA is representative of the Company’s performance and therefore useful to investors. Management also believes that it is appropriate to compare GAAP net loss to EBITDA.

(Dollars in millions) (Unaudited)
	Three Months Ended September 30,
	2016	2016
	Low	High
Net loss	($20.0)	($13.0)

Benefit for income taxes	(10.5)	(7.5)
Interest expense	2.0	2.0
Depreciation and amortization	18.5	18.5
Earnings (Loss) Before Interest, Taxes, Depreciation and Amortization (EBITDA) (3)	($10.0)	$—

(3) EBITDA is defined as net earnings (loss) before interest expense, income taxes, depreciation and amortization. EBITDA is an important financial measure used in the management of the business, including decisions concerning the allocation of resources and assessment of performance. Management believes that reporting EBITDA is useful to investors as this measure is representative of the Company’s performance.

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